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Exhibit 12.1

SHUFFLE MASTER, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(dollar amounts in thousands) (unaudited)

	Nine Months Ended				Pro Forma
	July 31,				Nine Months Ended		Year Ended		Fiscal Years Ended
	2004		2003		July 31, 2004		October 31, 2003		2003		2002		October 31, 2001		2000		1999
Income from continuing operations before income taxes	$24,587		$18,942		$22,446		$24,902		$27,037		$22,678		$19,173		$15,789		$7,773
Add:
Interest expense	589		9		1,594		2,125		11		4		13		45		81
Interest component of rent expense(1)	187		187		187		249		249		222		185		172		131
Amortization of loan costs related to indebtness	23		17		23		23		23		31		30		20		2
Earnings available for fixed charges	$25,386		$19,155		$24,250		$27,299		$27,320		$22,935		$19,401		$16,026		$7,987
Fixed charges:
Interest expense	$589		$9		$1,594		$2,125		$11		$4		$13		$45		$81
Interest component of rent expense(1)	187		187		187		249		249		222		185		172		131
Amortization of loan costs related to indebtness	23		17		23		23		23		31		30		20		2
Total fixed charges	$799		$213		$1,804		$2,397		$283		$257		$228		$237		$214
Ratio of earnings to fixed charges	32	x	90	x	13	x	11	x	96	x	89	x	85	x	68	x	37	x

(1)
Assumes interest component to be one-fourth of rent expense

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SHUFFLE MASTER, INC. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (dollar amounts in thousands) (unaudited)